Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-118861, 333-74490, 333-26743, 333-153447 and 333-61467 on Form S-8 and Registration Statement Nos. 333-74065, 333-39013  and 333-36337 on Form S-3 of our report dated March 28, 2008, relating to the financial statements and financial statement schedule of Cenveo, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes), appearing in this Annual Report on Form 10-K of Cenveo, Inc. for the year ended January 3, 2009.

 /S/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
March 18, 2009